1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Third-Quarter/Nine-Month 2009 Results

HIGHLIGHTS

▪
Third-quarter 2009 production averaged 215 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan and 200 MMcfe/d for the nine-month period ended September 30, 2009.  Average daily production for 2009 is expected to approximate 204 MMcfe/d net to McMoRan, including 215 MMcfe/d in fourth quarter.

▪	Production from six wells at the Flatrock field averaged a gross rate of approximately 280 MMcfe/d (52 MMcfe/d net to McMoRan) in the third quarter of 2009.
▪	Exploratory Activities:
o
Positive drilling results at the Blueberry Hill deep gas prospect on Louisiana State Lease 340 have identified an approximate 190 foot vertical column of hydrocarbons.  Drilling continues to determine an optimum production take point.

o	Davy Jones ultra-deep prospect on South Marsh Island Block 230 is drilling below 25,000 feet towards a proposed total depth of 28,000 feet.
o	Hurricane Deep sidetrack operations expected to commence in the fourth quarter of 2009.
o	Evaluation and planning for additional deep gas and ultra-deep opportunities continues.
▪	Operating cash flows totaled $31.9 million for the third quarter of 2009 and $85.5 million for the nine months ended September 30, 2009.
▪
Capital expenditures totaled $29.0 million in the third quarter of 2009 and $113.4 million for the nine months ended September 30, 2009.  McMoRan expects capital expenditures to approximate $155 million for the year.

▪	Cash at September 30, 2009 totaled $225 million.

NEW ORLEANS, LA, October 19, 2009 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $51.9 million, $0.60 per share, for the third quarter of 2009 compared with a net loss applicable to common stock of $6.1 million, $0.10 per share, for the third quarter of 2008.  For the nine months ended September 30, 2009, McMoRan reported a net loss applicable to common stock of $215.8 million, $2.83 per share, compared with net income applicable to common stock of $75.6 million, $1.14 per share, in the 2008 period.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “The data and geologic information gained from our deep drilling and production activities, and correlation analysis with deepwater reservoirs support our view that there are large structures with significant potential for hydrocarbon accumulation on the Shelf of the Gulf of Mexico.  The Blueberry Hill results are positive and we look forward to defining the potential in the area.  We expect to have results from our high potential Davy Jones ultra-deep well in the fourth quarter and are excited about future activities on our ultra-deep program which we believe have the potential to create significant values for shareholders.”

SUMMARY FINANCIAL TABLE*
	Third Quarter		Nine Months
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenues	$109,535	$285,245	$303,463	$956,229
Operating income (loss)(a)	(35,514)	18,057	(171,911)	144,138
Income (loss) from continuing operations(a)	(45,969)	6,105	(200,168)	98,166
Loss from discontinued operations	(1,575)	(1,356)	(5,692)	(2,960)
Net income (loss) applicable to common stock(a,b)	(51,932)	(6,132)	(215,785)	75,602
Diluted net income (loss) per share: Continuing operations	$(0.58)	$(0.08)	$(2.76)	$1.17	(c)
Discontinued operations	(0.02)	(0.02)	(0.07)	(0.03)
Applicable to common stock	$(0.60)	$(0.10)	$(2.83)	$1.14	(c)
Diluted average shares outstanding	86,038	64,446	76,152	87,718	(c)
Operating cash flows	$31,926	$253,936	$85,458	$636,163
EBITDAX(d)	$57,142	$211,381	$183,976	$708,883
Capital Expenditures	$29,044	$75,845	$113,375	$186,904

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s September 30, 2009 Form 10-Q, the related costs incurred through September 30, 2009 would be charged to expense in McMoRan’s third-quarter 2009 financial statements.  McMoRan’s investment in its three in-progress or unproved wells, including the Blueberry Hill exploration well where McMoRan encountered positive drilling results, totaled $62.1 million at September 30, 2009.

a.	Notable items impacting financial results for the 2009 and 2008 periods are included in the following table:
	Third Quarter			Nine Months
	2009		2008	2009		2008
	(In thousands)
Non-productive exploration well charges	$7,338	(1)	$4,402	$61,707		$16,814
Impairment charges(2)	$11,224		$33,389	$64,769		$40,812
Gain (loss) on oil and gas derivative contracts (3)	$738		$80,399	$16,624		$(35,607)
Insurance Proceeds	$-		$-	$18,742	(4)	$3,391
(1)	Primarily relating to the Sherwood exploration well which was determined to be non-commercial in the third quarter of 2009.
(2)	Reduction of certain fields’ net carrying value to fair value.
(3)	See details of gains (losses) on oil and gas derivative contracts on page II (e).
(4)	Initial payment for insured losses related to the September 2008 hurricanes in the Gulf of Mexico.

b.	After preferred dividends.
c.
Reflects assumed conversion of McMoRan’s 6% and 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 29.1 million shares for the nine-month period, resulting in the exclusion of $5.0 million in interest expense and $19.6 million in dividends and inducement payments for the 2008 nine-month period.

d.	See reconciliation of EBITDAX to net income (loss) applicable to common stock on page III.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Third-quarter 2009 production averaged 215 MMcfe/d net to McMoRan, compared with 187 MMcfe/d in the second quarter of 2009 and 225 MMcfe/d in the third quarter of 2008.  McMoRan’s third quarter production includes the restoration of most of the remaining production shut-in as a result of the September 2008 hurricanes in the Gulf of Mexico.  Production is expected to average approximately 215 MMcfe/d in the fourth quarter of 2009 and 204 MMcfe/d for the year.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  The Flatrock No. 5 well (#232) was recompleted in the primary Rob-L zone in September 2009.  Production from the six wells in the field averaged a gross rate of approximately 280 MMcfe/d (52 MMcfe/d net to McMoRan) in the third quarter of 2009.  The Flatrock No. 3 (#230) well is currently offline and will be recompleted in the fourth quarter of 2009.  McMoRan has a 25.0 percent working interest in Flatrock and Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

As previously reported, the Flatrock No. 4 (#231) well was shut in in August 2009 because of a mechanical issue associated with the well bore (not reservoir related).  The Flatrock No. 4 well produced at a rate of approximately 100 MMcfe/d (18 MMcfe/d net to McMoRan) for over six months prior to being shut in.  Remedial activities are under way and the No. 4 well is expected to recommence production by year-end 2009.

EXPLORATION ACTIVITIES
McMoRan’s exploration strategy is focused on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene, and on the “ultra-deep gas play” below 25,000 feet.  McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1 million gross acres including 0.2 million gross acres associated with the ultra-deep trend.

Deep Gas Activities
On March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340.  As previously reported, McMoRan encountered mechanical problems during the third quarter in the original sidetrack (ST#1) well (drilled to true vertical depth (TVD) of 21,900 feet) and in the subsequent by-pass (BP) well (drilled to TVD of 22,778 feet).  Based on information from log-while-drilling tools from the ST#1 well and wireline logs from the by-pass well, McMoRan has identified an approximate 190 foot vertical column of hydrocarbons at Blueberry Hill.

A second sidetrack (ST#2) well is being drilled to target the reservoir sand structurally high to the ST#1 and by-pass wells in order to pursue an optimum production take point in the hydrocarbon column.  The ST#2 well, which is drilling below 21,500 feet towards a proposed TVD of 21,777 feet, is located approximately 1,000 feet to the southeast of the ST#1 and subsequent by-pass wells.  McMoRan is in the planning stages for additional offset wells to further evaluate the Blueberry Hill area, including the deeper potential.

Blueberry Hill is located in approximately 10 feet of water approximately 11 miles southeast of Flatrock.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.  McMoRan’s investment in Blueberry Hill totaled $42.2 million at September 30, 2009, $18.9 million of which was incurred on the sidetrack and by-pass wells and $23.3 million on the original well drilled in 2005.

McMoRan plans to commence sidetrack operations on the Hurricane Deep well in the fourth quarter of 2009.  The Hurricane Deep sidetrack has a proposed total depth of 21,750 feet and is located on the southern flank of the Flatrock structure on South Marsh Island Block 217.  This up dip test will target the significant Gyro sand encountered in the Hurricane Deep well (No. 226) and deeper potential.  As previously reported, the No. 226 well was drilled to a TVD of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.  McMoRan owns a 25.0 percent working interest and 17.7 percent net revenue interest in the well.  PXP holds a 30.0 percent working interest.

Third-quarter 2009 exploration expense includes $6.3 million in costs associated with the previously reported non-productive well at the Sherwood prospect.

Ultra-Deep Activities
McMoRan expects to maintain an active ultra-deep drilling program in 2010.  McMoRan’s ultra-deep prospects on the Shelf below the salt weld are targeting similar geologic features present in recent deepwater discoveries by other industry participants.

On June 28, 2009, McMoRan re-entered a well bore located on South Marsh Island Block 230 to evaluate the Davy Jones prospect, which involves a large ultra-deep structure encompassing four OCS lease blocks located in 20 feet of water on the Shelf of the Gulf of Mexico.  The well is drilling below 25,000 feet to a proposed total depth of 28,000 feet.  This exploratory well will test Eocene (Wilcox), Paleocene and possibly the Cretaceous (Tuscaloosa) sections below the salt weld (i.e. listric fault).

McMoRan operates the Davy Jones prospect and will fund 25.7 percent of the exploratory costs for a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners in the drilling of the Davy Jones well include: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), and W.A. "Tex" Moncrief, Jr. (Moncrief) (8.8%).  McMoRan’s investment in Davy Jones totaled $11.5 million at September 30, 2009.

Drilling results at Davy Jones are expected to provide additional information about other ultra-deep structures on the Shelf of the Gulf of Mexico, including Blackbeard West on South Timbalier Block 168.  This information will allow McMoRan to evaluate various options, including deepening the Blackbeard West well, drilling an offset location or complete the well to test the existing zones.  McMoRan is operator and owns a 32.3 percent working interest in the Blackbeard West well and PXP and EXXI hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in Blackbeard West totaled $31.7 million at September 30, 2009.

In September 2009, McMoRan announced that it entered into an agreement with Moncrief to participate in McMoRan's ultra-deep drilling program.  Moncrief has agreed to fund drilling and production operations on a promoted basis to explore and develop ultra-deep prospects.  McMoRan and two of its partners, PXP and EXXI, assigned 10 percent of their collective working interests in Davy Jones to Moncrief.  Moncrief may also participate for 10 percent of the collective interests of these parties in future ultra-deep wells.

REVENUES
McMoRan’s third-quarter 2009 oil and gas revenues totaled $105.8 million, compared to $282.7 million during the third quarter of 2008.  During the third quarter of 2009, McMoRan’s sales volumes totaled 13.6 Bcf of gas, 761,600 barrels of oil and condensate and 1.6 Bcfe of plant products, compared to 13.5 Bcf of gas, 811,900 barrels of oil and condensate and 2.3 Bcfe of plant products in the third quarter of 2008.  McMoRan’s third-quarter comparable average realizations for gas (before hedging) were $3.39 per thousand cubic feet (Mcf) in 2009 and $10.67 per Mcf in 2008; for oil and condensate McMoRan received an average of $66.81 per barrel in third-quarter 2009 compared to $124.05 per barrel in third-quarter 2008.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At September 30, 2009, McMoRan had $225 million in cash, the same level of cash on hand at June 30, 2009.  Total debt was $375 million at September 30, 2009, including $75 million in convertible senior notes due in 2011 with a conversion price of $16.575 per share.  McMoRan currently has no borrowings outstanding on its $235 million revolving credit facility and $135 million in availability after considering $100 million in outstanding letters of credit.  McMoRan’s bank group is currently completing its semi-annual redetermination of its borrowing base.  The review is expected to be completed in the fourth quarter of 2009.  McMoRan expects the borrowing base will be reduced from the current level, reflecting the impact of year-to-date production and lower natural gas prices assumptions used by the bank group in the assessments.  McMoRan does not expect the redetermination to impact its future plans or operations.

Capital expenditures totaled $29.0 million for the third quarter of 2009 and $113.4 million for the nine-months ended September 30, 2009.  Capital expenditures are expected to approximate $155 million for the year ended 2009.  Capital expenditures are lower than previous estimates of $180 million because of partner arrangements and the timing of expenditures.  In addition, net abandonment expenditures, which include scheduled conventional and hurricane related work, totaled $40 million for the nine-months ended September 30, 2009 and are expected to approximate $60 million in for the year.

DERIVATIVE CONTRACTS
During the third quarter of 2009, McMoRan financially settled 2.5 Bcf of natural gas put options with an average strike price of $6.00 per Mcf.  McMoRan received $6.3 million in cash for these positions.  Put options totaling 96,000 barrels of oil expired with no benefit during the quarter.  At September 30, 2009, McMoRan had a total of 3.7 Bcf of natural gas and 163,000 barrels of oil hedged through 2010 through open swap positions and 1.9 Bcf of natural gas and 79,000 barrels of oil hedged through 2010 through puts.  Following is a summary of open swap and put positions at September 30, 2009:

Natural Gas Positions (million MMbtu)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	1.1	$ 8.97	0.7	$ 6.00	1.8
2010	2.6	$ 8.63	1.2	$ 6.00	3.8
Oil Positions (thousand bbls)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	45	$ 71.16	29	$ 50.00	74
2010	118	$ 70.89	50	$ 50.00	168

(1) Remaining 2009 swaps cover periods November-December; 2010 swaps cover periods January-June and November-December (2) Covering October 2009 and July-October for 2010

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized in our operating results.  McMoRan’s third-quarter 2009 results included a net gain of $0.7 million associated with our oil and gas derivative contracts, which include mark-to-market accounting adjustments associated with these contracts based on changes in their respective fair market values through September 30, 2009.  McMoRan’s derivative contracts’ fair value was $12.9 million at September 30, 2009.  McMoRan may consider additional derivative contracts for a portion of its future production.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

This press release contains a financial measure, Earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about third-quarter 2009 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, November 13, 2009.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009		2008
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$105,822	$282,688	$294,969		$946,955
Service	3,713	2,557	8,494		9,274
Total revenues	109,535	285,245	303,463		956,229
Costs and expenses:
Production and delivery costs a	49,087	69,923	146,933		195,074
Depletion, depreciation and amortization b	75,980	250,124	243,347		492,457
Exploration expenses c, d	10,802	15,092	86,064		49,385
(Gain) loss on oil and gas derivative contracts e	(738)	(80,399)	(16,624)		35,607
General and administrative expenses c	9,621	10,720	32,983		37,969
Main Pass Energy Hub™ costs c	297	1,728	1,413		4,990
Insurance recoveries	-	-	(18,742	)f	(3,391)
Total costs and expenses	145,049	267,188	475,374		812,091
Operating income (loss)	(35,514)	18,057	(171,911)		144,138
Interest expense, net	(10,930)	(10,870)	(31,871)		(40,501)
Other income (expense), net	298	202	3,470		(2,322)
Income (loss) from continuing operations before income taxes	(46,146)	7,389	(200,312)		101,315
Income tax benefit (expense)	177	(1,284)	144		(3,149)
Income (loss) from continuing operations	(45,969)	6,105	(200,168)		98,166
Loss from discontinued operations	(1,575)	(1,356)	(5,692)		(2,960)
Net income (loss)	(47,544)	4,749	(205,860)		95,206
Preferred dividends and inducement payments for early
conversion of preferred stock	(4,388)	(10,881)	(9,925)		(19,604)
Net income (loss) applicable to common stock	$(51,932)	$(6,132)	$(215,785)		$75,602

Basic net income (loss) per share of common stock:
Continuing operations	$(0.58)	$(0.08)	$(2.76)		$1.34
Discontinued operations	(0.02)	(0.02)	(0.07)		(0.05)
Net income (loss) per share of common stock	$(0.60)	$(0.10)	$(2.83)		$1.29

Diluted net income (loss) per share of common stock:
Continuing operations	$(0.58)	$(0.08)	$(2.76)		$1.17
Discontinued operations	(0.02)	(0.02)	(0.07)		(0.03)
Net income (loss) per share of common stock	$(0.60)	$(0.10)	$(2.83)		$1.14

Average common shares outstanding:
Basic	86,038	64,446	76,152		58,617
Diluted	86,038	64,446	76,152		87,718

I

McMoRan EXPLORATION CO.
FOOTNOTES TO STATEMENTS OF OPERATIONS (Unaudited)

a.
Includes hurricane damage assessment and repair charges (credits) totaling $(0.5) million and $14.2 million in the third quarter and nine months ended September 30, 2009, respectively, and $6.3 million in the third quarter and nine months ended September 30, 2008.

b.
Includes impairment charges totaling $11.2 million and $64.8 million in the third quarter and nine months ended September 30, 2009, respectively, and $33.4 million and $40.8 million in the third quarter and nine months ended September 30, 2008, respectively.

c.	Non-cash stock-based compensation of the following amounts is included in the respective expense categories shown below (in thousands):

	Third Quarter		Nine Months
	2009	2008	2009	2008
General and administrative expenses	$1,432	$2,359	$5,998	$12,480
Exploration expenses	1,278	2,151	5,633	12,198
Main Pass Energy Hub™ costs	76	161	335	868
Total stock-based compensation cost	$2,786	$4,671	$11,966	$25,546

d.
Includes non-productive well costs of $7.3 million and $61.7 million in the third quarter and nine months ended September 30, 2009, respectively, and $4.4 million and $16.8 million in the third quarter and nine months ended September 30, 2008, respectively.

e.	McMoRan’s (gains) losses on its oil and gas derivative contracts include the following (in thousands):

	Third Quarter		Nine Months
	2009	2008	2009	2008
(Gain) loss on settled contracts	$(5,338)	$1,856	$(40,210)	$33,059
Mark-to-market (gain) loss	4,600	(82,255)	23,586	2,548
(Gain) loss on oil and gas derivative
contracts	$(738)	$(80,399)	$(16,624)	$35,607

f.	Represents McMoRan’s share of the initial payment of insurance proceeds related to losses incurred from the September 2008 hurricanes.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (“GAAP”).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income.   “EBITDAX” is derived from net income (loss) from continuing operations before other (income) expense, interest expense (net), income tax (benefit) expense, Main Pass Energy HubTM costs, exploration expenses, depletion, depreciation and amortization, stock-based compensation charged to general and administrative expense, change in fair value of oil and gas derivative contracts, hurricane-related charges (credits), and insurance recoveries.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net income (loss) applicable to common stock to EBITDAX (in thousands):

	Third Quarter		Nine Months
	2009	2008	2009	2008
Net income (loss) applicable to common stock, as reported	$(51,932)	$(6,132)	$(215,785)	$75,602
Preferred dividends and inducement payments for early
conversion of preferred stock	4,388	10,881	9,925	19,604
Loss from discontinued operations	1,575	1,356	5,692	2,960
Income (loss) from continuing operations, as reported	(45,969)	6,105	(200,168)	98,166

Other (income) expense, net	(298)	(202)	(3,470)	2,322
Interest expense, net	10,930	10,870	31,871	40,501
Income tax (benefit) expense	(177)	1,284	(144)	3,149
Main Pass Energy HubTM costs	297	1,728	1,413	4,990
Exploration expenses	10,802	15,092	86,064	49,385
Depletion, depreciation and amortization	75,980	250,124	243,347	492,457
Hurricane-related charges (credits) included in production and
delivery costs	(455)	6,276	14,221	6,276
Stock-based compensation charged to general and
administrative expenses	1,432	2,359	5,998	12,480
Insurance recoveries	-	-	(18,742)	(3,391)
Change in fair value of oil and gas derivative contracts	4,600	(82,255)	23,586	2,548
EBITDAX	$57,142	$211,381	$183,976	$708,883

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales volumes:
Gas (thousand cubic feet, or Mcf)	13,619,300	13,537,100	36,990,900	49,637,500
Oil (barrels)	761,600	811,900	2,262,300	3,027,800
Plant products (per Mcf equivalent) a	1,568,300	2,288,100	3,988,100	6,959,300
Average realizations:
Gas (per Mcf)	$ 3.39	$ 10.67	$ 4.04	$ 10.62
Oil (per barrel)	66.81	124.05	55.39	114.07

a.
Results include approximately $8.6 million and $19.8 million of revenues associated with plant products (ethane, propane, butane, etc.) during the third quarter and nine months ended September 30, 2009, respectively.  Plant product revenues for the comparable prior year periods totaled $27.8 million and $73.6 million, respectively.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

IV

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash and cash equivalents	$224,664	$93,486
Accounts receivable	77,652	112,684
Inventories	48,820	31,284
Prepaid expenses	18,147	13,819
Fair value of oil and gas derivative contracts	11,995	31,624
Current assets from discontinued operations, including restricted
cash of $0.5 million	1,008	516
Total current assets	382,286	283,413
Property, plant and equipment, net	821,288	992,563
Restricted cash	41,083	29,789
Deferred financing costs and other assets	12,963	15,658
Fair value of oil and gas derivative contracts	1,201	5,847
Sulphur business assets	3,002	3,012
Total assets	$1,261,823	$1,330,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$66,370	$77,009
Accrued liabilities	64,082	89,565
Accrued interest and dividends payable	18,428	7,586
Current portion of accrued oil and gas reclamation costs	108,609	103,550
Current portion of accrued sulphur reclamation costs	5,000	785
Fair value of oil and gas derivative contracts	221	-
Current liabilities from discontinued operations	1,891	1,317
Total current liabilities	264,601	279,812
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	303,050	317,651
Accrued sulphur reclamation costs	19,022	22,218
Fair value of oil and gas derivative contracts	98	-
Other long-term liabilities	20,047	20,023
Other long-term liabilities from discontinued operations	6,964	6,835
Total liabilities	988,502	1,021,259
Stockholders' equity	273,321	309,023
Total liabilities and stockholders' equity	$1,261,823	$1,330,282

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(205,860)	$95,206
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	5,692	2,960
Depletion, depreciation and amortization	243,347	492,457
Exploration drilling and related expenditures, net	61,707	15,692
Compensation expense associated with stock-based awards	11,966	25,546
Amortization of deferred financing costs	2,793	3,675
Change in fair value of oil and gas derivative contracts	23,586	2,548
Loss on induced conversions of convertible senior notes	-	2,663
Reclamation expenditures, net of prepayment by third parties	(39,625)	(6,500)
Increase in restricted cash	(11,293)	(11,364)
Payment to fund terminated pension plan	-	(2,291)
Other	(316)	83
(Increase) decrease in working capital:
Accounts receivable	32,914	18,229
Accounts payable and accrued liabilities	(14,219)	37,702
Prepaid expenses and inventories	(20,861)	(35,299)
Net cash provided by continuing operations	89,831	641,307
Net cash used in discontinued operations	(4,373)	(5,144)
Net cash provided by operating activities	85,458	636,163

Cash flow from investing activities:
Exploration, development and other capital expenditures	(113,375)	(186,904)
Other	-	(613)
Net cash used in continuing operations	(113,375)	(187,517)
Net cash from discontinued operations	-	-
Net cash used in investing activities	(113,375)	(187,517)

Cash flow from financing activities:
Net proceeds from the sale of common stock	84,929	-
Net proceeds from the sale of 8% convertible perpetual
preferred stock	83,228	-
Payments under senior secured revolving credit facility, net	-	(274,000)
Dividends and inducement payments on preferred stock	(9,062)	(20,883)
Payments for induced conversion of convertible senior notes	-	(2,663)
Proceeds from exercise of stock options and other	-	4,705
Net cash provided by (used in) continuing operations	159,095	(292,841)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	159,095	(292,841)
Net increase in cash and cash equivalents	131,178	155,805
Cash and cash equivalents at beginning of year	93,486	4,830
Cash and cash equivalents at end of period	$224,664	$160,635

VI